UNITED STATES SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 17, 2007

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932
(Address of Principal Executive Office

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On September 17, 2007, Tengasco, Inc. (the “Company”) entered into a drilling program (the “Drilling Program”) with Hoactzin Partners, LP (“Hoactzin”) for the Company to drill ten wells on its Kansas Properties targeting the production of oil during the remainder of 2007. Under the Drilling Program, Hoactzin will pay the Company $400,000 for each well completed in the Program that produces commercial quantities of oil and $250,000 per drilled well that is non-productive. Consequently, the purchase price for the Drilling Program to be paid by Hoactzin to the Company will be between $2.5 million and $4 million (the “Purchase Price”). The Drilling Program will provide the Company an immediate opportunity to accelerate drilling in its Kansas properties, and to explore additional prospects the Company has recently leased and analyzed with three dimensional seismic techniques. Peter E. Salas, the Chairman of the Board of Directors of the Company, is the controlling person of Hoactzin. He is also the sole shareholder and controlling person of Dolphin Management, Inc., the general partner of Dolphin Offshore Partners, LP, which is the Company’s largest shareholder. The Audit Committee of the Company’s Board of Directors, as well as the Board of Directors, approved and authorized the Company to enter into the Drilling Program in accordance with the Company’s related party transaction policy.

Hoactzin will receive all the working interest in the ten wells in the Drilling Program, but will pay an initial management fee to the Company in the amount of twenty-five percent (25%) of the revenues it receives from its working interest net of operating expenses. This management fee will increase to eighty-five percent (85%) of the revenues Hoactzin receives from its working interest when net revenues received by Hoactzin reach an agreed amount equal to approximately 1.35 times the Purchase Price paid by Hoactzin to the Company for the Drilling Program (hereinafter this amount is referred to as the “Payout Point”).

Also on September 17, 2007, the Company conveyed to Hoactzin a seventy-five percent (75%) net profits interest in the Carter Valley, Tennessee methane extraction project (the “Methane Project”) to be developed by its wholly-owned subsidiary, Manufactured Methane Corporation. When the Methane Project is completed and commences operations all revenues received by Hoactzin from the Project will be applied against reaching the Payout Point in the Drilling Program. Once the Payout Point is reached through Hoactzin’s receipt of revenues from either the Drilling Program and/or the Methane Project, Hoactzin’s net profits interest in the Methane Project will be reduced from seventy-five percent (75%) to seven and one-half percent (7.5%). The Company anticipates that revenues from commercial production from the Methane Project will commence in 2008 subject to equipment production schedules and completion of the construction of a 2.5 mile pipeline. To date, the Company has paid approximately $900,000 in equipment costs for the Methane Project from its ordinary cash flow and has placed orders for the two main equipment modules needed for the completion of the

Methane Project. The Company expects that institutional financing of the remaining $2.8 million of expected costs for the Methane Project will be concluded by year-end 2007.

The Company entered into an additional agreement with Hoactzin on September 17, 2007, which provided that if revenues received by Hoactzin from the Drilling Program and/or the Methane Project by December 31, 2009 did not equal at least twenty-five percent (25%) of the Purchase Price for the Drilling Program, then Hoactzin would have an option to exchange up to twenty percent of its net profits interest in the Methane Project for convertible preferred stock to be issued by the Company which would have a liquidation value equal to twenty percent (20%) of the Purchase Price less any net proceed revenues received by Hoactzin from the Drilling Program at the time of such exchange. Thereafter, Hoactzin has a similar option each year after 2009 provided that the difference between the amount of the Purchase Price and the amount of such aggregate revenues received by Hoactzin at the beginning of such year is not reduced by at least twenty percent (20%) by the end of that year. The Company, however, in any year in which such options are available to Hoacztin may make a cash payment to Hoacztin in the amount required to prevent such an exchange option for preferred stock from arising.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release issued by Tengasco, Inc. on September 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: September 21, 2007

Tengasco, Inc.

By: s/Jeffrey R. Bailey
Jeffrey R. Bailey,
Chief Executive Officer